AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of May 1, 2004, is to the Investment Management Agreement made as of the 3rd day of May, 1993 and amended and restated as of the 25th day of February, 1995, the 25th day of May, 1995 and the 23rd day of November, 1995 (the "Agreement") by and between Templeton Asset Management Ltd., a U.S. registered investment adviser and a corporation organized under the laws of Singapore (the "Manager") and Templeton Institutional Funds, Inc., on behalf of Emerging Markets Series (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and Templeton Institutional Funds, Inc. wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Directors of Templeton Institutional Funds, Inc., including a majority of the Independent Directors of Templeton Institutional Funds, Inc. present in person, approved the following amendment at a meeting called for such purpose on April 20, 2004.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

     1.25%, up to and including $1 billion
     1.20% over $1 billion, up to and including $5 billion 1.15% over $5 billion, up to and including $10 billion 1.10% over $10 billion, up to and including $15 billion 1.05% over $15 billion, up to and including $20 billion 1.00% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                                       TEMPLETON ASSET MANAGEMENT LTD.



                                       By:/s/GREGORY E. MCGOWAN
                                          ------------------------------------
                                          Gregory E. McGowan
                                          Director


                                       TEMPLETON INSTITUTIONAL FUNDS, INC.



                                       By:/s/Murray L. Simpson
                                          -------------------------------------
                                          Murray L. Simpson
                                          Vice President and Assistant Secretary